Exhibit 10.3

Bendon Limited

8 Airpark Drive, Airport Oaks

Auckland 2022, New Zealand

December 19, 2016

Naked Brand Group Inc.

95 Madison Avenue, 10thFloor

New York, NY 10016

Gentlemen:

This letter is to confirm our understanding concerning the terms of a proposed transaction between Bendon Limited (“Bendon”) and Naked Brand Group Inc. (“Naked”).

1.            Bendon and Naked will negotiate in good faith a definitive merger agreement (the “Agreement”) pursuant to which, on the closing date of the transaction contemplated by the Agreement (“Closing Date”), (i) a wholly-owned subsidiary of Naked (“Merger Sub”) would merge with and into Bendon (the “Merger”) and (ii) as consideration in the Merger, assuming Naked currently has 6,268,731 common shares outstanding (which includes the conversion of $224,000 of Notes currently outstanding into 215,385 of common shares), Naked would issue to the holders of ordinary shares of Bendon (the “Bendon Shares”) an aggregate of 118,812,163 shares of common stock of Naked (the “Naked Shares”). The Merger will be structured to be accomplished without taxation to the holders of Bendon Shares to the extent possible. Bendon shall be the surviving corporation in the Merger, continuing in existence as a wholly-owned subsidiary of Naked. Shares issued to Bendon will be subject to adjustment based on Naked having Net Assets (as defined below) of $1.359 million (the “Net Asset Amount”) (provided that if equity or options are issued to cancel all or any portion of the Hochman Obligation (as defined below), the Net Asset Amount shall increase by that same amount) and Bendon having Net Debt (as defined below) of $52.4 million as of the Closing (the “Net Debt Amount”) as follows:

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(a)	In the event Naked’s Net Assets are less than the Net Asset Amount (the “Net Asset Shortfall Amount”) at the Closing, Naked shall issue additional Naked Shares to the holders of Bendon Shares in an amount equal to the product obtained by multiplying (i) the difference between the Net Asset Amount and the Net Asset Shortfall Amount and (ii) 11.634. In the event Naked’s Net Assets are more than the Net Asset Amount (the “Net Asset Excess Amount”) at the Closing, then the aggregate amount of Naked Shares issuable to the holders of Bendon Shares shall be reduced by the amount of Naked Shares equal to the product obtained by multiplying (i) the difference between the Net Asset Amount and the Net Asset Excess Amount and (ii) 11.634. Provided, however, that in either event, such adjustment shall only be made to the extent such Net Asset Shortfall Amount or Net Asset Excess Amount is greater than or less than $150,000, as applicable. As soon as possible after the execution of this letter but in no event later than the Pre-merger Financing (defined below), Naked and Bendon will mutually agree to an operating budget (the “Budget”) for the period from the date of the Pre-merger Financing until the Closing Date. Any change, at any time, in the Budget shall cause a dollar-for-dollar change in the Net Asset Amount. The Board will also establish a committee to oversee the Budget, which committee shall be comprised of the four directors and include two existing directors and the New Directors (as defined in Section 7 of this letter). The Budget will be reviewed by such committee on a regular basis. No material adverse deviations from the Budget will be made without approval from the committee.

(b)	In the event Bendon’s Net Debt exceeds the Net Debt Amount (the “Net Debt Excess Amount”), then the aggregate amount of Naked Shares issuable to the holders of Bendon Shares shall be reduced by the amount of Naked Shares equal to the product obtained by multiplying (i) the difference between the Net Debt Excess Amount and the Net Debt Amount and (ii) 0.833. In the event Bendon’s Net Debt is less than the Net Debt Amount (the “Net Debt Shortfall Amount”), then Naked shall issue additional Naked Shares to the holders of Bendon Shares in an amount equal to the product obtained by multiplying (i) the difference between the Net Debt Shortfall Amount and the Net Debt Amount and (ii) 0.833. Provided, however, that in either event, such adjustment shall only be made to the extent such Net Debt Excess Amount or Net Debt Shortfall Amount is greater than or less than $1,000,000, as applicable.

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(c)	For purposes of this letter, (i) “Net Assets” means, with respect to Naked, the combined consolidated cash and cash equivalents, including all short-term money market instruments and treasury bills and similar instruments, as well as accounts receivable (current, i.e. within 90 days), inventory, prepaid expenses and deposits less such party’s combined consolidated indebtedness (i.e., all indebtedness for borrowed money and capitalized leases and equivalents, all accounts payable and accrued liabilities, deferred compensation and lines of credit and other obligations evidenced by promissory notes or similar instruments, as well as cash overdrafts) of such party and (ii) “Net Debt” means, with respect to Bendon, the combined consolidated indebtedness (i.e., all indebtedness for borrowed money and capitalized leases and equivalents, all accounts payable and accrued liabilities, deferred compensation and lines of credit and other obligations evidenced by promissory notes or similar instruments, as well as cash overdrafts) of such party, less such party’s combined consolidated cash and cash equivalents, including all short-term money market instruments and treasury bills and similar instruments, as well as accounts receivable (current, i.e. within 90 days), inventory, prepaid expenses and deposits. The parties have agreed to the Net Debt calculation for Bendon based upon the information set forth on Exhibit A attached hereto.

2.           As of the Closing Date, Bendon will have an aggregate of up to $15 million of convertible debt outstanding, such debt maturing within twelve (12) months from the date of this letter with a conversion price of $1.04 per share or greater (the “Existing Convertible Debt”). Eric Watson, on behalf of Bendon, agrees that should less than 66% of the Existing Convertible Debt be converted into equity of Bendon or Naked, as the case may be, prior to maturity, he or a party introduced by him will loan Naked an amount equal to the difference of 66% of the Existing Convertible Debt at Closing and the amount of convertible debt that was converted into equity (the “New Loan”). The New Loan will be used by Naked to repay a like amount of the convertible debt. The New Loan will have a set maturity of two (2) years from the date of this origination and bear interest at a rate of 15% per annum, which interest shall be compounding annually and payable in cash. To the extent the Existing Convertible Debt is converted at an effective conversion price of less than $1.04 per share of Naked common stock, Eric Watson shall surrender a number of shares of Naked common stock to Naked equal to the excess of (A) the number of shares actually issued to the holders of the Existing Convertible Debt, over (B) the number of shares that would have been issued to such holders at an effective conversion price of $1.04 per share of Naked common stock.

3.            As of the date of this letter, Bendon has outstanding demand promissory notes in an aggregate principal amount of $5 million. Prior to Closing, Bendon will amend the terms of such demand promissory notes so that they have a set maturity of two

December 19, 2016

(2) years from the date of this letter and bear interest at a rate of 15% per annum, which interest shall be compounding annually and payable in cash.

4.            The parties agree that the following shall be the proposed timeline for the Merger:

•	Naked Board to approve Merger, in concept, subject to Agreement (30 calendar days);

•	Filing of preliminary proxy statement to obtain Required Stockholder Approval (defined below) (45-75 calendar days).

5.            Naked, as the publicly held holding company for Bendon, will amend its charter documents on the Closing Date to, among other things, change its name to a name designated by Bendon to reflect the business of Bendon (“Name Change”) and to increase Naked’s authorized capitalization to allow for the issuance of the Naked Shares in the Merger (“Capitalization Amendment”). The Board of Directors of Naked from and after the Closing Date will consist of either five or seven persons, one of whom will be the nominee of the existing Naked shareholders, specifically Carole Hochman, with the remaining persons to be selected by Bendon.

6.            Promptly after signing the Agreement, but in any case no later than 75 calendar days, Naked shall file the preliminary proxy statement to solicit the vote of the stockholders of Naked on the approval of the issuance of the Naked Shares in the Merger, the Name Change, the Capitalization Amendment and on such other matters as may be required by applicable law or regulation or mutually agreed upon by Naked and Bendon (the “Required Stockholder Approval”). Management of Naked will agree that they and their respective affiliates (collectively, the “Naked Management Group”) will vote the shares of common stock of Naked currently controlled by them (which represents approximately 15.1% of the issued and outstanding shares of Naked) in favor of the foregoing items. At the time of the Pre-merger Financing (defined below), the Naked Management Group shall obtain voting agreements from holders of an additional 13.3% of the issued and outstanding shares of Naked to vote in favor of the foregoing items. Between the time of the Pre-merger Financing to the execution of the Agreement, the Naked Management Group shall obtain voting agreements from holders of an additional 1% of the issued and outstanding shares of Naked to vote in favor of the foregoing items. Each holder executing a voting agreement shall also agree to refrain from selling Naked Shares until the completion of the Merger. The Naked Management Group agrees to use its commercially reasonable efforts to obtain the additional votes for the Required Stockholder Approval (which may be completed through the foregoing voting agreements or other similar arrangements). Bendon and its management will agree that they and their respective affiliates will vote the shares of common stock of Naked controlled by them in favor of the foregoing items.

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7.            Simultaneously with the completion of the Pre-merger Financing, the board of directors of Naked will expand the number of members on its board of directors by two and fill such newly-created vacancies with two individuals appointed by Bendon (one of which will be Justin Davis Rice and another individual that qualifies as “independent” as determined in accordance with the rules of the NASDAQ Stock Market LLC) (the “New Directors”). The Board will also establish a committee to oversee the Budget, which committee shall be comprised of the three directors (including the New Directors). The Budget will be reviewed by such committee on a regular basis. No material adverse deviations from the Budget will be made without approval from the committee.

8.           Key employees of Bendon will be offered employment with Naked, to be effective upon completion of the Merger, at the discretion of Bendon. Carole Hochman will also be offered continued employment pursuant to an employment agreement, on substantially the same terms as set forth on Exhibit A.

9.           The Agreement will contain customary representations and warranties concerning Bendon and Naked and their respective business and financial condition. All such representations and warranties will expire on the Closing Date.

10.          Simultaneously with the execution of the Agreement, each member of the Naked Management Group as of the date of this letter that is a stockholder of Naked shall agree in writing not to sell such shares for a period of one year after the Closing Date, subject to customary exceptions.

11.          Within ten (10) business days from the date of this letter, parties introduced by, but not affiliated with, Bendon (“Bendon Purchasers”) shall purchase the lesser of $2,500,000 shares of Naked’s common stock at a purchase price of $1.04 per share or such amount that may be sold pursuant to Naked’s registration statement on Form S-3 (the “Pre-merger Financing”). In the event a portion of the shares in the Pre-Merger Financing cannot be issued pursuant to the Form S-3, then the aggregate Pre-merger Financing shall be reduced by the amount of such shortfall (“Pre-Merger S-3 Shortfall”). The “Net Asset Amount” shall also be reduced by the Pre-Merger S-3 Shortfall.

December 19, 2016

12.         All holders of options, warrants and other rights to purchase or convert or exchange into Bendon Shares (“Bendon Stock Rights”) whose instruments governing their Bendon Stock Rights do not provide that, upon the Merger, such Bendon Stock Rights will automatically be converted into similar options, warrants, rights and convertible securities of Naked (“New Naked Stock Rights”) will agree in writing to exchange their Bendon Stock Rights, upon consummation of the Merger, for substantially equivalent New Naked Stock Rights, in each instance satisfactory to Bendon.

13.         The closing of the Merger will be conditioned upon:

(a)         Naked receiving the Required Stockholder Approval, the parties agreeing that they will work expeditiously towards obtaining the Required Stockholder Approval following the execution of the Agreement; and

(b)         Naked Shares being listed on The Nasdaq Capital Market.

14.          During the period beginning on the date of this letter and ending on the earlier of the date the Agreement is executed or this letter is terminated, neither Naked nor any of its officers, directors, employees, representatives or agents will (a) discuss, directly or indirectly, without the prior written consent of Bendon, any proposal or offer from any person other than Bendon and its affiliates, relating to a possible business combination of Naked or the sale of all or substantially all of the assets of Naked or shares of Naked capital stock or convertible debt of Naked (a “Competing Transaction”); (b) provide any non-public information with respect to Naked to any third party (other than information that is normally provided in the ordinary course of operations to third parties where there is no reason to believe that such information may be utilized to evaluate a possible Competing Transaction), or (c) enter into any agreement, agreement in principle or other commitment (whether or not legally binding) relating to any Competing Transaction, or knowingly solicit, initiate or encourage the submission of any proposal or offer from any person or entity (including any of their officers, directors, employees, representatives or agents) relating to any Competing Transaction. Naked shall (x) immediately terminate any negotiations with respect to a Competing Transaction concurrent with the signing of this letter and (y) promptly notify Bendon in the case of the receipt by Naked or any of its officers, directors, employees, representatives or agents of any proposal, offer or submission with respect to a Competing Transaction after the signing of this letter. Naked shall use commercially reasonable efforts to cause its officers, directors, employees, representatives or agents to comply with the provisions of this Section 14.

December 19, 2016

15.          During the period from the signing of this letter through the execution of the Agreement (the “Restricted Period”), Naked shall: (i) conduct its business in the ordinary course in a manner consistent with past practice; (ii) maintain its properties and other assets in good working condition (normal wear and tear excepted); and (iii) use its best efforts to maintain the business and employees, customers, assets and operations as an ongoing concern in accordance with past practice. During such Restricted Period, without limiting the foregoing, Naked shall also not: (i) declare, set aside or pay any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of Naked’s stock, or purchase, redeem or otherwise acquire any of Naked’s stock or any other securities of Naked or any options, warrants, calls or rights to acquire any such shares or other securities, (ii) split, combine or reclassify any of Naked’s stock, (iii) issue any shares of Naked stock or any other securities, (iv) sell any assets of Naked other than in the ordinary course of business consistent with past practice, (v) incur any debt other than trade debt in the ordinary course of business consistent with past practice or (vi) enter into any agreement, whether written or oral, to do any of the foregoing. Notwithstanding the foregoing, Naked will be permitted to issue Naked stock or options (A) in the Pre-merger Financing and (B) in exchange for, or in connection with, the cancellation of outstanding obligations to Carole Hochman (“Hochman Obligation”) that are outstanding on the date of this letter. If equity or options are issued to cancel all or any portion of the Hochman Obligation, the Net Asset Amount shall increase by that same amount. During the Restricted Period, Bendon shall notify Naked upon the occurrence of any of the following material events: (i) the issuance of any shares of Bendon stock or any other Bendon securities, or (ii) the incurrence of any debt other than trade debt in the ordinary course of business consistent with past practice.

16.          Bendon agrees that, until the earlier of (i) 45 days from the execution of this letter (ii) the execution of the Agreement or (iii) the termination of this letter, except as provided for herein, neither it nor any of its affiliates or any of their officers, directors, employees, or representatives acting on its behalf of or in concert with it will, directly or indirectly, without prior approval in writing by Naked: (a) make any statement or proposal to the Board of Directors of Naked or any or any committee thereof, any of their respective representatives or any of Naked’s stockholders regarding, or make any public announcement, proposal or offer (including any “solicitation” of “proxies” as such terms are defined or used in Regulation 14A of the Securities Exchange Act of 1934, as amended) with respect to, or otherwise solicit, seek or offer to effect (including, for the avoidance of doubt, indirectly by means of communication with the press or media) (i) any business combination, merger, tender offer, exchange offer or similar transaction involving Naked or any of its subsidiaries, (ii) any restructuring, recapitalization, liquidation or similar transaction involving Naked or any of its subsidiaries, (iii) any acquisition of (A) any loans of Naked or any of its subsidiaries, (B) any debt or equity securities issued by Naked or any of its subsidiaries, (C) all or substantially all of the assets of Naked or any of its subsidiaries, or (D) any rights or options to acquire interests in any of the foregoing, (iv) any proposal to seek representation on the Board of Directors of Naked or otherwise seek to control or influence the management, Board of Directors or policies of Naked, (v) any request or proposal to waive, terminate or amend the provisions of this letter or (vi) any proposal, arrangement or other statement that is inconsistent with the terms of this letter; (b) instigate, encourage or assist any third party (including forming a “group” with any such third party) to do, or enter into any discussions or agreements with any third party with respect to, any of the actions set forth in clause (a) above; (c) take any action which would reasonably be expected to require Naked or any of its affiliates to make a public announcement regarding any of the actions set forth in clause (a) above; or (d) acquire or propose or agree to acquire, of record or beneficially, by purchase or otherwise, (i) any loans of Naked or any of its subsidiaries, (ii) any debt or equity securities issued by Naked or any of its subsidiaries, (iii) all or substantially all of the assets of Naked or any of its subsidiaries, or (iv) any rights or options to acquire interests in any of the foregoing.

December 19, 2016

17.         This letter will automatically terminate and be of no further force and effect except for any provision that survives pursuant to the Agreement upon the earlier to occur of (a) the execution of the Agreement by Bendon, Naked and Merger Sub, (b) the failure of Bendon to provide the Pre-merger Financing, (c) the mutual agreement of Bendon and Naked, (d) a material adverse change in the economic terms of this letter which change(s) is not the result of actions taken by the party which is acting to terminate this letter, and (e) a highly significant departure by Bendon from its business as conducted as of the date of this letter. Notwithstanding the foregoing, if the definitive agreement is not consummated by February 10, 2017 or the Closing Date does not occur within six months thereafter (each, a “Merger Milestone”), then in either case, Naked shall issue Bendon an aggregate of 2,500,000 shares of Naked common stock (as adjusted for stock splits, dividends or additional issuances after the date hereof); provided, however, that Naked shall not be required to issue Bendon such shares if Bendon’s action(s) or lack thereof has been the principal cause of or resulted in the failure of the parties to achieve a Merger Milestone. Additionally, if Naked’s common stock is delisted from trading on The Nasdaq Capital Market prior to the execution of the Agreement, this letter shall terminate and Naked shall issue Bendon an aggregate of 2,500,000 shares of Naked common stock (as adjusted for stock splits, dividends or additional issuances after the date hereof). Any shares of Naked common stock issued to Bendon as a result of termination of this letter will either be registered under a registration statement with the SEC or Naked will grant Bendon demand registration rights with respect to such shares such that Bendon can require Naked to register the resale of such shares on an appropriate registration statement at any time for up to five years from the letter’s termination.

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18.         Naked shall, by 8:30 a.m. (New York City time) on the trading day immediately following the closing of the Pre-merger Financing, issue a press release and a Current Report on Form 8-K, disclosing the material terms and conditions of the transactions contemplated by this letter. From and after the issuance of such press release and Current Report on Form 8-K to be filed in accordance with the preceding sentence, Naked represents to the Bendon Purchasers that it shall have publicly disclosed all material, non-public information delivered to any of the Bendon Purchasers by Naked or any of its respective officers, directors, employees or agents in connection with the transactions contemplated by this letter. Other than as provided for in the preceding two sentences, neither party hereto (without the written consent of the other) will make any public announcement or other dissemination (public or private) of information concerning our discussions and the contemplated transactions. Either party may, however, make any disclosure which its counsel advises is required by applicable law or regulation, in which case the non-disclosing party will be advised and the parties will use their best efforts to cause a mutually agreeable release or announcement to be issued. The parties may also make appropriate disclosure to their executive officers, directors, prospective and existing investors and professional advisors.

19.          Each party shall bear its own expenses in connection with the proposed Merger.

20.          During the period from the date hereof to the Closing Date each party will give to the other party, and to the other party’s respective accountants, counsel and other representatives, full access during normal business hours to all of their property, contracts, commitments, books and records, and will furnish to the other party all such documents and copies of documents and information with respect to its affairs as the other party may, from time to time, reasonably request. Each party and their respective accountants, counsel and other representatives shall hold all information received by them in confidence except information which (a) at the time of disclosure was in the public domain, (b) after disclosure, became part of the public domain other than as a result of a breach of this covenant or (c) is required to be disclosed pursuant to legal process.

21.          THIS LETTER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF LAWS OF ANY JURISDICTION OTHER THAN THOSE OF THE STATE OF NEW YORK.

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22.         This letter may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one agreement. The headings of the various sections of this letter have been inserted for reference only and shall not be deemed to be a part of this letter.

23.          Except with regard to Sections 14 through 23 hereof (which constitute binding agreements of the parties), this letter is intended only as an expression of the parties to proceed to negotiate, draft and execute a definitive form of Agreement on the terms and conditions contained herein and shall not be deemed to constitute a legally binding commitment of the parties hereto, it being the parties’ intention to proceed with the Merger herein only if a definitive Agreement is executed and delivered by the parties. The parties each recognize that matters material to the transaction which are not addressed herein may be raised by one another for inclusion in the Agreement.

It is our desire to move expeditiously towards completion of the Merger on the basis of the terms and conditions contained herein. To indicate your desire to proceed with the Merger and your agreement with the terms of this letter, please sign below.

Very truly yours,

BENDON LIMITED

By:	/s/ Justin Davis-Rice
Name: Justin Davis-Rice
Title: Chairman

ACCEPTED AND AGREED TO AS OF DECEMBER 19, 2016

NAKED BRAND GROUP INC.

By:	/s/ Carole Hochman
Name: Carole Hochman
Title: Chief Executive Officer

EXHIBIT A

See attached.